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                                                                    EXHIBIT 14.2

                              CONNETICS CORPORATION
              CODE OF PROFESSIONAL CONDUCT FOR BOARD OF DIRECTORS,
                  CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Connetics' Code of Conduct includes a set of business values that guide all of our decisions and behavior. One of our core values is that all employees are expected to exhibit, and will be held to, the highest standards of integrity. We are honest and ethical in all our business dealings, starting with how we treat each other. We strive to keep our promises and admit our mistakes. We are committed to ensuring that Connetics' name is always worthy of trust.

This Code of Professional Conduct applies to Connetics' Board of Directors and to "Senior Financial Officers" of Connetics. "Senior Financial Officers" are those employees who have financial reporting responsibilities, including specifically the Chief Executive Officer, Chief Financial Officer, and Controller. Directors and the Senior Financial Officers hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders' interests are appropriately balanced, protected and preserved through our financial controls and disclosures. This Code of Professional Conduct supplements the company-wide Code of Conduct, and the Senior Financial Officers are expected to abide by this Code as well as all applicable Connetics business conduct standards and policies or guidelines in our employee handbook relating to areas covered by this Code.

OBLIGATIONS.

Connetics' Directors and Senior Financial Officers must, to the best of their knowledge and ability:

         1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         2. Avoid conflicts of interest and disclose to the Compliance Officer any material transaction or relationship that could reasonably be expected to give rise to such a conflict. Specifically, Directors and Senior Financial Officers may not compete with Connetics and may never let business dealings on behalf of Connetics be influenced - or even appear to be influenced - by personal or family interests;

         3. Take all reasonable measures (a) to protect the confidentiality of non-public information about Connetics and its customers obtained or created in connection with the business, and (b) to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

         4. Ensure that Connetics' accounting records are maintained in accordance with all applicable laws, are proper, supported and classified, and do not contain any false or misleading entries.

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         5.       Produce full, objective, fair, accurate, timely and
                  understandable financial disclosure in reports and documents that Connetics files with, or submits to, the Securities and Exchange Commission and other regulators and in other public communications made by Connetics;

         6. Comply with Regulation FD in the dissemination of material information, and comply with all other applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Connetics is a member;

         7. Achieve responsible use, control, and stewardship over all Connetics' assets and resources that are employed or entrusted to the Board or the Senior Financial Officers; and

         8. Promptly report any possible violation of this Code of Professional Conduct to the Compliance Officer or any of the parties or channels listed below.

PROHIBITIONS.

Connetics' Directors and Senior Financial Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Connetics' independent public auditors for the purpose of rendering the financial statements of Connetics misleading.

RESPONSIBILITIES.

Connetics' Senior Financial Officers are responsible for the Company's system of internal financial controls. Directors and Senior Financial Officers shall promptly bring to the attention of the General Counsel and the Audit Committee any information they may have concerning:

                  (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data;

                  (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls; or

                  (c) any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

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ACCOUNTABILITY.

Connetics' Directors and Senior Financial Officers will be held accountable for their adherence to this Code of Professional Conduct. Failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. Violations of this Code may also constitute violations of law and may result in civil and criminal penalties for the Directors, the Senior Financial Officers and their supervisors, and/or Connetics.

AMENDMENT/WAIVER.

This Code cannot be substantively amended and no part of it can be waived except by a vote of the Board of Directors or a designated committee, which will ascertain whether an amendment or waiver is appropriate and ensure that the amendment or waiver is accompanied by appropriate controls designed to protect Connetics. If any substantive amendment is made or any waiver is granted, the waiver will be posted on Connetics' website, which will allow our stockholders to evaluate the merits of the particular waiver.

HOTLINE.

Anyone who has a concern about a questionable accounting or auditing matter and wishes to submit the concern confidentially or anonymously, may do so by

         (1) calling the Reporting Hotline 24-hour number at 1-877-841-3303;

         (2)      sending an e-mail to http://www.connetics.com\hotline, or

         (3)      sending a letter to:

                  Connetics Corporation
                  c/o MessagePeople-1006
                  PO Box 1164
                  Newark, CA 94560

Connetics will handle all inquiries discretely and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

SARBANES-OXLEY ACT OF 2002.

It is Connetics' intention that this Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

                                  *****END*****

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